                                                                    Exhibit 99.1

AMERICAN ITALIAN PASTA COMPANY

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                                                                           NEWS
                                                                         RELEASE

Contact:

George Shadid -
EVP & Chief Financial Officer
816-584-5621
gshadid@aipc.com

   FOR IMMEDIATE RELEASE

           American Italian Pasta Company Approves 2005 Strategic Plan
                     •      Key Elements of Plan Outlined
                     •      2005 Financial Guidance Provided

               Company Provides 2004 Fourth Quarter and Full Year
                     Preliminary Unaudited Financial Results

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KANSAS CITY, MO, October 28, 2004 --- American  Italian Pasta Company  announced that at its  Board of  Directors  meeting  yesterday,  management  reviewed  the
Company's  preliminary  unaudited  2004  fourth  fiscal  quarter  and full  year operating  results and presented the Company's 2005 strategic  plan. The Company will conduct a conference  call at 11:00 am Eastern time this morning to further discuss the content of this release. As previously  announced,  the Company will publish its final results on November 10, 2004 with a conference  call scheduled that same day.

The fourth quarter operating results were significantly  impacted by several key developments, principally including the following:

     •    Continued and accelerated  consumption declines in the pasta industry, resulting  in  lower  sales  demand  and  reduced  operating  margins, primarily due to price competitiveness and rising costs.

          Industry-wide   retail  consumption  of  dry  pasta  (as  measured  by
          ACNielsen)  declined  in volume by 4-5% and 6-7% for the  13-week  and four-week  periods  ended  October 4, 2004,  respectively.  During the
          fourth   quarter,   the  Company's   retail   revenues   decreased  by
          approximately  20% (on a 9%  reduction  in volume)  and  institutional revenues increased approximately 4% (on a volume increase of 1%).

                                     -more-

AIPC
October 28, 2004

    •     Production and manufacturing cost  inefficiencies in the initial eight weeks following the implementation of the Company's  restructuring and rightsizing program,  including the impact of transferring  industrial products  to other  plant  facilities,  which  resulted in higher than expected per unit manufacturing and distribution costs.

    •     Customer  shipment delays resulting from reduced  inventory levels and product availability issues, negatively impacted revenues.

    •     Higher  than  expected  costs  relating  to  the  Company's  inventory reduction strategy,  implemented as part of the restructuring program, totaled $8.6 million.

    •     Reduced  carb  product   sales  were  nearly  50%  less  than  earlier
          expectations in spite of heavy introductory marketing spending of $3.9 million during the quarter. There were no sales to Atkins Nutritionals of their  proprietary  low carb  products  during the quarter.  As the
          sales   outlook   for   this   line   is   substantially   diminished,
          recoverability  of certain  assets  related to the  agreement  of $0.8 million became uncertain and were expensed in the fourth quarter.

These developments  resulted in materially  different financial results than had been  anticipated.  This information is preliminary and subject to the Company's year-end closing process which is still underway, and includes further review by the Company's  management  of the  preliminary  results,  completion of required impairment testing of acquired brands under SFAS 142 and completion of the audit by the Company's  external  auditors.  We expect to report results  generally in line with the following:

    •     Revenues: Fourth quarter - $99 million; full year - $417 million (down
          15.1% for the quarter and 4.9% for the year).

    •     Restructuring  and  rightsizing  program costs:  Fourth quarter - $1.9 million; full year - $2.9 million.

    •     Cost of goods  sold:  Will  include  costs  related  to the  inventory reduction  component  of the  rightsizing  plan of $8.6 million in the fourth quarter and $14.1 million for the full year. The fourth quarter amount  includes  costs  relating  to the  Kenosha  plant's  suspended operations,  costs incurred at two plants while  temporarily  shutdown
          during  July,   liquidation  of  certain  higher  cost  inventory  and
          provision  of  reserves  for certain  slower  moving  inventories.  In
          addition,   the  Company  has  continued  to  experience   higher  raw
          materials, utility and freight costs.

    •     General and administrative  expenses: Will include additional reserves for doubtful  accounts  totaling  $1.4  million to replenish  reserves after  the  write off in fiscal  2004 of  approximately  $1.0  million relating to a customer  bankruptcy  filing and provide for anticipated uncollectible accounts that have been identified.

                                     -more-

AIPC
October 28, 2004

    •     Operating  income:  Fourth quarter - ($14.1) million loss; full year -
          $17.7 million income. The operating  profitability was impacted by the following factors:

                                                 Fourth Quarter       Full Year

   Reduced carb product development costs              ---          $3.9 million
   Reduced carb marketing and introductory costs   $3.9 million      6.0 million
   Restructuring expenses                           1.9 million      2.9 million
   Inventory reduction costs                        8.6 million     14.1 million
                                                  -------------    -------------
                                                  $14.4 million    $26.9 million
                                                  =============    =============

     Operating profit,  excluding these costs,  would have been $0.3 million and
     $44.6 million for the fourth quarter and full year, respectively.

  •  Net  income  (loss):  Fourth  quarter - ($11.9)  million;  full year - $3.3 million

  •  Fully diluted earnings (loss) per share: Fourth quarter - ($.66) per share;
     full year - $.18 per  share.  Excluding  certain  costs  identified  in the operating  profit  discussion  above,  fully  diluted  EPS would  have been
     ($0.13) for the quarter and $1.14 for the year, respectively.

In related matters, the Company noted:

Inventories:  As a key part of the rightsizing  plan,  inventories  were reduced during the fourth quarter by approximately $24.0 million, significantly ahead of the target of $15 to $20 million.

Cash flow:  Operating  cash flow for the fourth  quarter was  approximately  $23 million and free cash flow (operating cash flow less capital  expenditures)  was approximately $18.5 million.

Debt  reduction:  Long-term  debt was $289 million at the end of the fiscal year
2004, a reduction of approximately $20 million during the fourth quarter.

Bank credit  agreement:  The Company is currently in  discussions  with its bank group to revise  certain  financial  covenants  for 2004 and 2005.  The  Company expects to receive approval of the amendment by November 10, 2004.

Dividend:  Subject to the completion of the amendment  with the bank group,  the
Board of Directors also approved the Company's  quarterly dividend of $.1875 per share.

Fiscal 2005 Business Outlook:

After  the  most  challenging  year  in the  Company's  history,  the  Company's strategic  plan is focused on returning to several of its  historical  operating approaches and performance  characteristics,  including  greater  profitability, higher margins and lower production cost. To achieve these objectives,  the plan targets a smaller base of more profitable volume and includes profit improvement through price increases and/or cost reductions for all Strategic Business Units.
The new pricing strategy is already being  implemented with particular  emphasis on the lowest margin volumes.  The plan anticipates total revenues will be lower than last year,

                                     -more-

AIPC
October 28, 2004

due to the impact of  continued  consumption  declines in the broad pasta market and the effect of optimizing our volume portfolio.

Our anticipated  smaller,  more profitable volume portfolio will be well matched with our recently adjusted production capacity. The Kenosha plant will remain in a stand-by mode, and in fact, has recently been partially re-activated for a few weeks  to  balance  short-term  demand  with  production  availability.  We  are targeting an operating  model that will return us to the high asset  utilization and low cost producer status that drove our excellent operating profitability in previous years (e.g.  1999 - 2002).  Management has  incorporated  into the 2005 business  plan over $12 million in annual cost savings  resulting  from the 2004 restructuring and rightsizing program.

In the near term,  we continue to complete  our  restructuring  and  rightsizing program.  Immediate  priorities  include  rebalancing and building our inventory position to eliminate  our current  order  backlog,  re-establish  our excellent historical  customer  service  levels and,  ultimately,  to achieve our targeted operating  cost profile.  There is also  near-term  variability in the timing of price  increases and the potential  impact on our volume base.  Accordingly,  we expect to show steadily improving, sequential progress each quarter.

In  addition,  our 2005  business  plan is  strongly  focused on  balance  sheet management.  We expect capital  expenditures to be under $20 million in 2005 and have  implemented  working  capital  reduction  efforts.  We also have a focused program to reduce debt levels and interest cost during the year.

Key Financial Objectives

Based  on our  objectives,  strategies  and  action  plans,  as well as  current assumptions  regarding pasta market  conditions,  commodities and other key cost components, we have established the following targets for fiscal 2005:

        •    Net revenues                              $370 -  400 million
        •    Operating profit                             $38 - 45 million
        •    Interest expense                             $15 - 17 million
        •    Net income                                   $15 - 18 million
        •    Earnings per share                     $.80 - $1.00 per share
        •    Free cash flow  - available for              $40 - 45 million
             debt repayment & dividends
             (operating cash flow less
             capital expenditures)

The 2005 business plan calls for steady profit  improvements each quarter and if the fourth  quarter of 2005 results are sustained in 2006,  the Company would be approaching its historical  operating income margin of mid-teens as a percent of revenue.

Tim Webster commented on the 2005 business plan:  "After the painful  experience in 2004 of consumption  declines,  over-capacities  and related price and margin pressures,  the limited  consumer  acceptance  of high  quality new reduced carb products, and our own restructuring and rightsizing program, we believe that our
2005 business plan will return us to our profitable  leadership  position in the industry.  With  clear  focus  we will  use our  state-of-the-art

                                     -more-

AIPC
October 28, 2004

manufacturing  facilities  as our key  competitive  advantage  for high  quality products, low cost production and excellent customer service."

In this press  release,  the Company has  identified  certain  expenses that are included with other broader income statement categories, has presented operating profit and  earnings/(loss) per share after certain items, and has also provided information about its "free cash flow".  These are non-GAAP  financial  measures which  management  believes  provides  useful  information  about the  Company's operating  results and cash generation.  These measures are used internally with management and the Board of Directors to evaluate  business  performance.  These measures may not be comparable to a similarly titled measure of another company.

Conference Call and Webcast

The Company will host a conference call toady at 10:00 a.m.  Central Time (11:00
a.m. Eastern).  Access to the conference call will be available via the Internet and phone.  Internet users can access the call at the Investor Relations section of the Company's website (www.aipc.com).  Internet participants should go to the website at least 15 minutes before the start of the call to register,  download, and install any necessary audio software. For those without Internet access, the conference call-in number is 913-981-4901.

For those unable to attend the live  broadcast,  a replay will be made available shortly after the conference  call at the Company's web site for 30 days and via phone through November 1, 2004. To dial in for the replay, the call-in number is
719-457-0820. The replay password is 916883.

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest producer and marketer of dry pasta in North America.  The
Company  has five  plants  that are  located  in  Excelsior  Springs,  Missouri;
Columbia, South Carolina; Tolleson, Arizona; Kenosha, Wisconsin and Verolanuova,
Italy. The Company has  approximately 650 employees located in the United States and Italy.

The statements by the Company  contained in this release in the sections "Fiscal
2005 Business Outlook" and "Key Financial  Objectives" are  forward-looking  and based on current  expectations.  Actual future  results could differ  materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors,  including, but not limited to, our dependence on a limited number of customers for a substantial  portion of our revenue,  our ability to fully  implement  our  restructuring  and  rightsizing  program,  our ability to obtain  necessary  raw  materials  and minimize  fluctuations  in raw material prices,  the impact of the highly  competitive  environment in which we operate, our reliance  exclusively on a single product category,  our ability to attract and retain key personnel, and our ability to cost-effectively  transport our products.  For  additional  discussion  of the principal  factors that could cause actual results to be materially different, refer to our report on Form 8-K dated July 28,  2004,  filed by the Company  with the  Securities  and  Exchange
Commission.  The Company will not update any forward-looking  statements in this press release to reflect future events.

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